REINSTATEMENT AGREEMENT

    This Reinstatement Agreement (the "Agreement") is dated as of July 6, 1999 by and among Southern Energy Canal, L.L.C. ("Southern Canal') and Montaup Electric Company ("Montaup"). The parties hereto are referred to herein individually as a "Party" and collectively as the "Parties."



                             RECITALS

A. In connection with Southern Canal's acquisition of the Canal Station, Southern Canal assumed certain Power Contracts with Montaup, New England Power Company ("NEPCO"), Commonwealth Electric Company and Cambridge Electric Light Company (collectively "COM/Elec") and Boston Edison Company ("BECO') (collectively the "Original Purchasers") dated December 1, 1965 (the "Original Contracts") for the sale of 25% of the capacity and energy from Canal Unit I to each of the Original Purchasers.



B. Pursuant to that certain PPA Transfer Agreement dated October 29, 1997 between USGen New England, Inc. ("USGenNE") and NEPCO, USGenNE was entitled to certain rights and benefits and was required to perform certain obligations under NEPCO's Original Contract.



C. Southern Canal entered into Amended and Restated Power Sales Contracts dated December 18, 1998 with COM/Elec, BECO, and Montaup (the "Amended Agreements") and submitted the Amended Agreements to the Federal Energy Regulatory Commission ("FERC') for filing under Southern Canal's market rate authority.



D. NEPCO and USGenNE filed a protest with FERC regarding the Amended Agreements on the grounds that the consent of NEPCO was required for the amendment of the Original Contracts.


E. FERC rejected Southern Canal's filing of the Amended Agreements, and Southern Canal withdrew its filing and then refiled the Original Contracts under cost of service rate authority.


F. Southern Canal has obtained the consent of NEPCO and USGenNE to the Amended Agreements and has entered into a new Amended and Restated Power Sales Contract with NEPCO which then assigned the contract to USGenNE and which in turn will assign the contract to Southern Energy New England, L.L.C. effective August 1, 1999.



G. The Parties desire to reinstate the Amended Agreement between them (the "Montaup Agreement") in accordance with the terms hereof.



H. Montaup has entered into a Power Purchase and Sale Agreement dated as of December 21, 1998 with Constellation Power Source, Inc. ("Constellation") pursuant to which Montaup has agreed to sell the products it receives under the Montaup Agreement to Constellation.




    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto mutually covenant and agree as follows:



1. Southern Canal and Montaup hereby reinstate the Montaup Agreement, effective as of July 1, 1999 (the "Effective Date").



2. Southern Canal consents to any future assignment by Montaup of the Montaup Agreement to Constellation; provided, however, that at the time of such assignment Constellation meets the Creditworthiness Criteria asset forth in the Montaup Agreement or delivers to Southern Canal a duly executed Guarantee in form and substance satisfactory to Southern Canal from Constellation's parent company which meets the Creditworthiness Criteria.



3. Southern Canal shall file this Agreement with FERC and the Parties agree that the rates set forth in the Montaup Agreement apply for the period from January 1, 1999 through the Effective Date. Within 30 days after a final order from FERC approving this Agreement, Southern Canal shall pay Montaup the amount, if any, by which the sum of the demand charges for January 1, 1999 through the Effective Date billed to and paid by Montaup under the Original Agreement is greater than the amount that would have been payable if the Montaup Agreement were effective as of January 1, 1999; provided that such payment shall be made with interest computed in accordance with the FERC regulations.



4. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.



5. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.




    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their officers duly authorized thereunto and have duly caused their corporate or company seals to be affixed hereto.




SOUTHERN ENERGY CANAL, L.L.C.



By: /s/Henry T. E. Coolidale, Jr.
Name: Henry T. E. Coolidale, Jr
Title: President


MONTAUP ELECTRIC COMPANY



By: /s/ Kevin A. Kirby
Name:   Kevin A. Kirby
Title:  Vice President